SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN CONSENT STATEMENT
SCHEDULE 14A INFORMATION
CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.                      )
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BAIRNCO CORPORATION
(Name of Registrant as Specified in Its Charter)
BAIRNCO CORPORATION
(Name of Persons(s) Filing Consent Statement, if Other Than the Registrant)
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On February 1, 2007, Bairnco Corporation issued the following press release:

BAIRNCO CORPORATION
300 PRIMERA BOULEVARD, SUITE 432
LAKE MARY, FLORIDA 32746
(407) 875-2222
PRESS RELEASE
BAIRNCO CORPORATION SENDS LETTER TO STOCKHOLDERS
Advises Stockholders To Reject Steel Partners’ Inadequate $12.00 Offer
And Opportunistic Efforts To Take Control Of The Company
Lake Mary, Florida, February 1, 2007 – Bairnco Corporation (NYSE: BZ) today announced that it has sent a letter to its stockholders advising them to reject Steel Partners’ efforts to replace Bairnco’s Board of Directors and urging shareholders to return their white consent revocation cards immediately.
Following is the full text of the letter:
Dear Fellow Stockholder:
By now you are likely aware of Steel Partners’ efforts to solicit your written consent to replace Bairnco’s Board of Directors in an attempt to implement their unsolicited $12.00 per share tender for Bairnco’s outstanding common stock. We urge you to protect your investment and reject Steel Partners’ opportunistic efforts to take control of your company at an inadequate price.
Steel Partners’ Offer Dramatically Undervalues Bairnco
And Denies Stockholders Value That Is Rightfully Yours
After an exhaustive review of the $12.00 offer that Steel Partners made over seven months ago, your Board of Directors determined that it was inadequate, opportunistic and not in the best interests of the Company’s stockholders, except Steel Partners. Since that time, despite significant improvements in our performance and prospects, Steel Partners has continued to present shareholders with this substandard offer.
Consider these facts:
▪	Steel Partners’ $12.00 per share offer is well below Bairnco’s current trading price levels and more than 14% lower than the stock’s recent 52-week high of $14.00 per share.

▪	Steel Partners’ Offer lacks a control premium and fails to reflect current market values, as evidenced by the price-earnings multiples implied by their $12.00 price. Their offer represents valuation multiples of 10.0 to 10.9 times Bairnco’s forecasted 2007 earnings per share of $1.10 to $1.20, as compared to average multiples of 17.5 and 18.4 times projected 2007 earnings for companies in the S&P 600 Small Cap and Russell 2000 indices.

▪	Our performance is on a strong upward trajectory. Bairnco management has undertaken significant value-enhancing initiatives that have already begun delivering for shareholders, as evidenced by the 38% increase in our 2006 year end diluted earnings per share results as compared to 2005. We have significant momentum in key areas of our business, and earlier this month the Board approved a 43% increase in our quarterly cash dividend to $0.10 per share based on the Company’s strong financial condition and the positive outlook for 2007 and beyond. However, Steel Partners’ Offer, which remains unchanged since June 2006, reflects none of this increase in value.
Don’t Be Fooled By Steel Partners’ Rhetoric & Finger Pointing
It Is Only Meant To Obscure Their Efforts To Acquire Your Company
At A Bargain-Basement Price
Your Board is committed to enhancing shareholder value, while Steel Partners’ interest is in making the best deal possible for Steel Partners. Your Board has always upheld its fiduciary duty to act in the best interests of ALL of the Company’s stockholders and will continue to do so. There is no guarantee that Steel Partners’ slate of nominees would act in a similar manner due to their affiliations with Steel Partners and its representatives.
Let Steel Partners Know You Will Not Be Misled
Into Handing Over Your Company Without A Fair Premium
In order to protect your investment, please sign, date and mail the enclosed WHITE Consent Revocation Card, marking each “Revoke Consent” box immediately. Regardless of the number of shares you own, your revocation of each consent is important. Please act today.
We appreciate your continued support.
On Behalf of the Board of Directors,
Sincerely,

Luke E. Fichthorn, III,
Chairman and CEO
Bairnco Corporation
If you have any questions about revoking any consent you may have previously granted or require assistance, please call:
17 State Street – 10th Floor
New York, NY 10004
Banks and Brokers Call 212.440.9800
All others call Toll-Free 1.866.695.6077

IMPORTANT INFORMATION
Bairnco filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the “Schedule 14D-9”) with the Securities and Exchange Commission (“SEC”) on July 6, 2006, regarding Steel Partners’ unsolicited tender offer for all the outstanding shares of Stock of Bairnco for $12.00 per share, net to the sellers in cash, without interest (the “Offer”). Bairnco’s stockholders should read the Schedule 14D-9 (including any amendments or supplements thereto) because these documents contain important information relating to the Offer and the related consent solicitation.
On January 12, 2007, Steel Partners filed a definitive consent solicitation statement with the SEC relating to Steel Partners’ solicitation of consents of Bairnco’s stockholders to, among other things, remove all of Bairnco’s current directors and replace them with Steel Partners’ nominees. On January 24, 2007, Bairnco filed a definitive consent revocation statement on Form DEF 14A (as amended from time to time, the “Consent Revocation Statement”) with the SEC to counter Bairnco’s consent solicitation. Bairnco’s stockholders should read the Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the stockholders’ interests in the Offer and the related consent solicitation.
The Schedule 14D-9, the Consent Revocation Statement and other public filings made by Bairnco with the SEC are available free of charge at the SEC’s website at www.sec.gov. Bairnco will provide a copy of these materials free of charge at its website at www.bairnco.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES REFORM ACT OF 1995
Statements in this letter referring to the expected future plans and performance of the Corporation are forward-looking statements. Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in US or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; the impact on production output and costs from the availability of energy sources and related pricing; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Corporation or its competitors; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its public disclosure, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.
GAAP RECONCILIATION
Bairnco defines EBITDA as income from continuing operations plus (i) interest expense, (ii) income taxes, and (iii) depreciation and amortization expense. Bairnco has historically used EBITDA to assess performance. Bairnco believes that the use of certain adjusted, non-GAAP financial measures such as

EBITDA, allows management and investors to evaluate and compare core operating results from ongoing operations from period to period in a more meaningful and consistent manner. In addition, Bairnco believes that excluding the unusual professional fees related to the Offer and Steel Partners’ consent solicitation and certain related matters (the “Offer Fees”) and a tax benefit from an increased basis for income tax accounting purposes in certain real property and related improvements booked during the third quarter of 2006 (the “Property Tax Benefit”) more clearly reflects the performance of the Company and permits a consistent comparison of financial statistics across periods. EBITDA as calculated by Bairnco is not necessarily comparable to similarly titled measures reported by other companies. In addition, EBITDA is not prepared in accordance with GAAP, and should not be considered as an alternative to income from continuing operations, operating profit, net cash provided by continuing operations or Bairnco’s other financial information determined under GAAP, and should not be considered as a measure of profitability or liquidity of Bairnco.
The following table reconciles income from continuing operations to adjusted EBITDA and income from continuing operations to adjusted income from continuing operations for each of the respective periods:

	Historical				Forecast

	2003A	2004A	2005A	2006A	2007F

Income from Continuing Operations	$2.6	$5.1	$3.6	$5.0	$7.4	—	$8.2
Interest Expense (Income)	0.8	0.6	0.1	0.7	1.6	—	1.5
Income Taxes	1.2	2.4	1.9	0.4	4.3	—	4.7
Depreciation & Amortization	7.8	7.7	7.5	7.4	8.7	—	8.7

EBITDA	$12.4	$15.8	$13.1	13.5	22.0	—	23.1
Offer Fees	—	—	—	2.2	1.0	—	1.0

Adjusted EBITDA	$12.4	$15.8	$13.1	$15.7	$23.0	—	$24.1

Income from Continuing Operations	$2.6	$5.1	$3.6	$5.0	$7.4	—	$8.2
Offer Fees, net of tax benefit	—	—	—	1.4	0.7	—	0.7
Property Tax Benefit	—	—	—	(1.6)	—	—	—

Adjusted Income from Continuing Operations	$3.8	$5.2	$3.6	$4.8	$8.1	—	$8.9

Weighted average diluted common shares outstanding	7,391	7,569	7,613	7,387	7,400	—	7,400

Adjusted diluted earnings per share from continuing operations	$0.51	$0.69	$0.47	$0.65	$1.10	—	$1.20
ADDITIONAL INFORMATION ABOUT BAIRNCO
Bairnco Corporation is a diversified multinational company that operates two distinct businesses – Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment). Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments. Kasco also distributes equipment to the food industry in France.

CONTACTS:
Kenneth L. Bayne, Bairnco Corporation
Telephone: (407) 875-2222, ext. 227
Kim Levy or Shannon Provost, Sard Verbinnen & Co
Telephone: (212) 687-8080
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